CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 4 to the Registration Statement (Form N-2, No. 333-170869) of our report dated August 29, 2012 with respect to the Statement of Assets and Liabilities of The Cushing Renaissance Fund as of August 15, 2012, included in Pre-Effective Amendment #3 to the Registration Statement (Form N-2 No. 333-170869) which is incorporated herein by reference. We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information and in sections 1(a)(xiv), 7(h), and 7(i) of the Form of Underwriting Agreement included in Exhibit .99(H) incorporated by reference in such Registration Statement (Form N-2 No. 333-170869), which is incorporated herein by reference.

/s/ ERNST & YOUNG LLP

Dallas, Texas

September 21, 2012